DARILEKBUTLER
CERTIFIED PUBLIC ACCOUNTANTS

Robert F. Darilek, C.P.A.
Steven H. Butler, C.P.A.

2702 N. Loop 1604 East, Ste. 202
San Antonio, Texas 78232
Phone (210) 979-0055
Fax (210) 979-0058

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cross Border Resources, Inc.

We hereby consent to the incorporation in this Annual Report (Form 10-K) of Cross Border Resources, Inc., formerly Doral Energy Corp., of our report dated April 15, 2014, relating to the financial statements as of December 31, 2013 and 2012 and for the years then ended. We further consent to the incorporation by reference thereof into Doral Energy Corp.'s Registration Statements on Form S-8 (Registration Nos. 333-168724 and No. 333-159480).

Darilek, Butler & Associates, PLLC

Darilek Butler

Darilek, Butler & Associates, PLLC

San Antonio, Texas

April 15, 2014